NOTICE OF CHANGE OF NAME FOR RENESAS ELECTRONICS CORPORATION
(FORMERLY KNOWN AS "NEC ELECTRONICS CORP.”)

TO ALL HOLDERS AND BENEFICIAL OWNERS FROM TIME TO TIME OF AMERICAN DEPOSITARY RECEIPTS (“ADRs”) EVIDENCING AMERICAN DEPOSITARY SHARES ("ADSs") OF RENESAS ELECTRONICS CORPORATION (FORMERLY KNOWN AS "NEC ELECTRONICS CORP."),

COMPANY:	Renesas Electronics Corporation (formerly known as “NEC Electronics Corp."), a company organized and existing under the laws of Japan.
DEPOSITARY:	CITIBANK, N.A.
DEPOSITED SECURITIES:	Shares of Common Stock of the Company (the "Shares").
ADS OLD CUSIP NO:	629052101
ADS NEW CUSIP NO:	75972B101
ADS OLD SYMBOL:	NELTY
ADS NEW SYMBOL	RNECY
ADS RATIO:	One-half (1/2) of One Share of Common Stock to One (1) ADS.
EFFECTIVE DATE:	April 1, 2010.

The Depositary hereby notifies all Holders of ADSs that the Company's name has, as of the Effective Date, changed to "Renesas Electronics Corporation".

Holders of ADRs are not required to take any action in connection with the name change as no new ADRs will be issued to existing Holders.

In addition, please note that the ADRs issued prior to the date hereof, which do not reflect the new name, do not need to be exchanged for new ADRs and may remain outstanding until such time the Holder(s) of such ADRs choose(s) to surrender them for any reason.

If you have any questions regarding the above, please contact Citibank, N.A. at 1-877-248-4237.

CITIBANK, N.A.,
as Depositary

March 31, 2010